Exhibit 2 (c)

AGREEMENT AND PLAN OF MERGER AND REINCORPORATION
DELAWARE TO NEVADA

This Agreement and Plan of Merger and Reincorporation (the “Agreement”) is entered into as of this 22nd day of August, 2011 by and between Rubicon Financial Incorporated, a Delaware corporation (“RBCF”), and Rubicon Financial Incorporated, a Nevada corporation (“Rubicon-Nevada”).

WITNESSETH:

WHEREAS, Rubicon-Nevada is a corporation duly organized and existing under the laws of the State of Nevada;

WHEREAS, RBCF is a corporation duly organized and existing under the laws of the State of Delaware;

WHEREAS, on the date of this Agreement, Rubicon-Nevada has authority to issue 100,000,000 shares of common stock, par value $0.001 per share (the “Rubicon-Nevada Common Stock”), of which 1,000,000 shares are issued and outstanding and owned by RBCF;

WHEREAS, on the date of this Agreement, RBCF has authority to issue (a) 50,000,000 shares of common stock, par value $0.001 per share (the “RBCF Common Stock”), of which approximately 14,898,023 shares were issued and outstanding, (b) 9,000,000 shares of blank check preferred stock, of which no shares are issued and outstanding and (c) 1,000,000 shares of Series A Preferred Stock, par value $0.001 per share, of which 125,000 shares are issued and outstanding;

WHEREAS, the respective Boards of Directors of Rubicon-Nevada and RBCF have determined that, for the purpose of effecting the reincorporation of in the State of Nevada, it is advisable, to the advantage of and in the best interests of RBCF and its stockholders and Rubicon-Nevada and its stockholder that RBCF merge with and into Rubicon-Nevada upon the terms and subject to the conditions herein provided;

WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue. Code of 1986, as amended (the “Code”), and to cause the merger described herein to qualify as a reorganization under the provisions of Section 368 of the Code; and

WHEREAS, the respective Boards of Directors of Rubicon-Nevada and RBCF and the stockholder of Rubicon-Nevada have unanimously adopted and approved this Agreement, and the Board of Directors of RBCF has directed that this Agreement be submitted to the stockholders of RBCF for their consideration;

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, RBCF and Rubicon-Nevada hereby agree as follows:

1. MERGER. Subject to the approval of the stockholders of RBCF in accordance with the Delaware General Corporation Law the (“DGCL”), at such time thereafter as the parties hereto shall mutually agree, RBCF shall be merged with and into Rubicon-Nevada (the “Merger”), and Rubicon-Nevada shall be the surviving corporation (the “Surviving Corporation”) in the Merger. The Merger shall be effective upon (a) the filing of this Agreement together with Articles of Merger (the “Articles of Merger”) with the office of the Nevada Secretary of State in accordance with the provisions of Chapter 92-A of the Nevada Revised Statutes (the “NRS”) and (b) the filing of a duly certified counterpart of this Agreement and a duly executed Certificate of Merger (the “Certificate of Merger”) with the Delaware Secretary of State in accordance with the applicable provisions of the DGCL, the date and time of the later of such filings being hereinafter referred to as the “Effective Time.” Immediately following the due approval of the Merger by the stockholders of RBCF, subject to the provisions of this Agreement, the Articles of Merger shall be duly executed by Rubicon-Nevada and RBCF and thereafter delivered to the office of the Nevada Secretary of State for filing, as provided in Chapter 92-A of the NRS, and a Certificate of Merger shall be duly executed by RBCF and Rubicon-Nevada and thereafter delivered to the office of the Delaware Secretary of State for filing, pursuant to Section 251 of the DGCL.

2. GOVERNING DOCUMENTS. The Articles of Incorporation of RBCF Nevada, a copy of which is attached hereto as Exhibit A, shall be the Articles of Incorporation of the Surviving Corporation and (b) the Bylaws of RBCF, a copy of which is attached hereto as Exhibit B, shall be the Bylaws of the Surviving Corporation.

3. DIRECTORS AND OFFICERS. The directors and officers of RBCF shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their respective successors are duly elected or appointed.

4. SUCCESSION. At the Effective Time, Rubicon-Nevada shall succeed to RBCF in the manner of and as more fully set forth in Section 259 of the DGCL and NRS 92A.250.

5. FURTHER ASSURANCES. From time to time, as and when required by Rubicon-Nevada or by its successors and assigns, there shall be executed and delivered on behalf of RBCF such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in Rubicon-Nevada the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of RBCF, and otherwise to carry out the purposes of this Agreement, and the officers and directors of Rubicon-Nevada are fully authorized in the name and on behalf of RBCF or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

6. STOCK OF RBCF. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of RBCF Common Stock outstanding immediately prior thereto shall be changed and converted into one fully paid and non-assessable share of Rubicon-Nevada Common Stock.

7. OUTSTANDING STOCK OF RUBICON-NEVADA. At the Effective Time, the 1,000,000 shares of Rubicon-Nevada Common Stock presently issued and outstanding in the name of RBCF shall be canceled and retired and resume the status of authorized and unissued shares of Rubicon-Nevada Common Stock, and no shares of Rubicon-Nevada Common Stock or other securities of Rubicon-Nevada shall be issued in respect thereof.

8. STOCK CERTIFICATES. From and after the Effective Time, all of the outstanding certificates which prior to that time represented shares of RBCF Common Stock shall be deemed for all purposes to evidence ownership and to represent the shares of Rubicon-Nevada Common Stock into which the shares of RBCF Common Stock represented by such certificates have been converted as herein provided. The registered owner on the books and records of Rubicon-Nevada or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered fob transfer or otherwise ac- counted for to Rubicon-Nevada or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Rubicon-Nevada Common Stock evidenced by such outstanding certificate as above provided.

9. OPTIONS/RESTRICTED STOCK PLANS. At the Effective Time, each outstanding option or other right to purchase or receive shares of RBCF Common Stock, including options granted and outstanding under RBCF’s 2007 Stock Option Plan, and the Rubicon Financial Incorporated 2007 Acquisition Stock Plan (collectively the “RBCF Option Plans”), shall be converted into and become an option or right to purchase or receive the same number of shares of Rubicon-Nevada Common Stock at a price per share equal to the exercise price of the option or right to purchase RBCF Common Stock and upon the same terms and subject to the same conditions as set forth in the RBCF Option Plans and the agreements entered into by RBCF pertaining to such options or rights. A number of shares of Rubicon-Nevada Common Stock shall be reserved for purposes of such options and rights equal to the number of shares of RBCF Common Stock so reserved immediately prior to the Effective Time. As of the Effective Time, Rubicon-Nevada shall assume all obligations of RBCF under agreements pertaining to such options and rights, including the RBCF Option Plans, and the outstanding options or other rights, or portions thereof, granted pursuant, thereto.

10. COVENANTS OF RUBICON-NEVADA. Rubicon-Nevada covenants and agrees that, effective not later than the Effective time, it will: (a) qualify to do business as a foreign corporation in all states in which RBCF is so qualified and in which the failure so to qualify would have a material adverse effect on the business or financial condition of Rubicon-Nevada and its subsidiaries, taken together as a whole, and, in connection therewith, shall irrevocably appoint an agent for service of process as required under applicable provisions of state law in the states in which qualification is required hereunder; and (b) file any and all documents with the Delaware Franchise Tax Board necessary to the assumption by Rubicon-Nevada of all of the franchise tax liabilities of RBCF.

11. BOOK ENTRIES. As of the Effective Time, entries shall be made upon the books of Rubicon-Nevada in accordance with the following: (a) The assets and liabilities of RBCF shall be recorded at the amounts at which they were carried on the books of RBCF immediately prior to the Effective Time, with appropriate adjustments to reflect the retirement of the 100 shares of Rubicon-Nevada Common Stock presently issued and outstanding. (b) There shall be credited to the capital stock of Rubicon-Nevada the aggregate amount of the par value of all shares of Rubicon-Nevada Common Stock resulting from the conversion of the outstanding RBCF Common Stock pursuant to the Merger. (c) There shall be credited to the capital surplus account of Rubicon-Nevada the aggregate of the amounts shown in the capital stock and capital surplus accounts of RBCF immediately prior to the Effective Time, less the amount credit to the common stock account of Rubicon-Nevada pursuant to Paragraph 11(b) above. (d) There shall be credited to the retained earnings account of Rubicon-Nevada an amount equal to that carried in the retained earnings account of RBCF immediately prior to the Effective Time.

12. CONDITION. It shall be a condition precedent to the consummation of the Merger and the other transactions contemplated by this Agreement that the shares of Rubicon-Nevada Common Stock .to be issued by Rubicon-Nevada shall, upon official notice of issuance, be listed on the New York Stock Exchange as of the Effective Time.

13. AMENDMENT. At any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by the stockholders of RBCF, this Agreement may be amended in any manner as may be determined in the judgment of the respective Boards of Directors of Rubicon-Nevada and RBCF to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purposes and intent of this Agreement; provided that any amendment made subsequent to the approval or adoption of this Agreement by the stockholders of Rubicon-Nevada or the stockholders of RBCF shall be subject to all applicable limitations of the applicable provisions of the DGCL and the NRS.

14. ABANDONMENT. At any time before the Effective Time, this Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either RBCF or Rubicon-Nevada or both, notwithstanding approval of this Agreement by the sole stockholder of Rubicon-Nevada and the stockholders of RBCF.

15. COUNTERPARTS. In order to facilitate the filing and recording of this Agreement, this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original.

16. THIRD PARTIES. Except as provided in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto or their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

17. GOVERNING LAW. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Nevada, without reference to conflict of laws principles.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, this Agreement, having first been duly approved by resolutions of the respective Boards of Directors of RBCF and Rubicon-Nevada is hereby executed on behalf of each of said two corporations by their respective officers duly authorized.

RBCF:
Rubicon Financial Incorporated,
A Delaware Corporation

By: /s/ Joseph Mangiapane, Jr.
       Joseph Mangiapane, Jr., CEO

Rubicon-Nevada:
Rubicon Financial Incorporated,
A Nevada Corporation

By: /s/ Joseph Mangiapane, Jr.
       Joseph Mangiapane, Jr., President